Exhibit 10.13

NINTH AMENDMENT TO STOCK PURCHASE AGREEMENT

This Ninth Amendment to Stock Purchase Agreement (“Amendment”) is entered into and effective this 18th day of May 2022, by and among: SANDRA JOHNSON AND MARCO JOHNSON, residents of the State of California (collectively, “Seller”), UNIVERSITY OF ANTELOPE VALLEY, INC., a California corporation (“UAV”), GENIUS GROUP LIMITED, a corporation organized under the laws of the Republic of Singapore (“Purchaser”), and UNIVERSITY OF ANTELOPE VALLEY, LLC, a California limited liability company (“UAV Property Company”).

RECITALS

WHEREAS, Seller, UAV, Purchaser and UAV Property Company (solely with respect to Section 1.2(b) of the Purchase Agreement) entered into that certain Stock Purchase Agreement dated as of March 22, 2021, the Amendment to Stock Purchase Agreement dated as of July 29, 2021, the Second Amendment to Stock Purchase Agreement dated September 30, 2021, the Third Amendment to Stock Purchase Agreement dated November 22, 2021, the Fourth Amendment to Stock Purchase Agreement dated December 21, 2021, the Fifth Amendment to Stock Purchase Agreement dated January 23, 2022, the Sixth Amendment to Stock Purchase Agreement dated February 25, 2022, the Seventh Amendment to Stock Purchase Agreement dated March 22, 2022 and the Eighth Amendment to Stock Purchase Agreement dated April 18, 2022 (collectively, “Stock Purchase Agreement”).

WHEREAS, Seller, UAV, Purchaser and UAV Property Company wish to amend the Stock Purchase Agreement by mutual written consent, based on the completion of the Purchaser’s IPO on April 14, 2022, the payment of $6,500,000 in cash from the Purchaser to the Seller and the issuance of 1,000,000 shares at the $6.00 IPO price to the Purchaser’s stock transfer firm, Vstock on April 18, 2022, to be released to the Seller as per the underwriter’s lock up agreement (Appendix A), and following the seller and purchaser agreeing to complete the stock purchase agreement with the payments to date of $7,000,000 in cash and $6,000,000 in shares amounting to full consideration for the stock purchase.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and premises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties to this Amendment, intending to be legally bound, agree as follows:

1.            The above Recitals are incorporated as if fully set forth herein.

2.          All capitalized terms used herein, but not otherwise defined, shall have the meaning ascribed to them in the Stock Purchase Agreement.

3.         The Stock Purchase Agreement is hereby amended by mutual written consent of the undersigned parties pursuant to Section 11.11 of the Stock Purchase Agreement as follows:

a.	Section 1.3 is replaced in its entirety with the following:

“Subject to the satisfaction or due waiver of the conditions set forth in Sections 7 and 8 (other than those conditions which are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), the consummation of the Stock Purchase (the “Closing”) shall take place by means of a virtual closing through electronic exchange of signatures at 10:00 a.m. on 30th June 2022. This date on which the Closing takes place is the “Closing Date”. The Closing will be deemed to have occurred at 12:00 a.m. on the Closing Date.”

b.	Section 1.4 is amended and restated as follows:

i.	Clause 1.4 (b)(i)(A) is removed as the full cash consideration of $7,000,000 has been paid by the buyer to seller prior to this amendment.

ii.	Clause 1.4 (b)(i)(B) is removed as the full stock consideration of $6,000,000 has been released by the buyer to Vstock prior to this amendment and will be released to the seller as per the lock up agreement signed with Boustead.

c.	Section 1.6 is amended and restated in its entirety as follows:

i.	Clause 1.6 is retitled “Purchase Price Top Up Consideration”

ii.	“Clause 1.6(a) Period of Top Up Consideration. The parties agree to a three year period of top up considerations that will be paid in the event that the Total Revenue for each of the years 2022, 2023 or 2024 exceed $9,000,000 or the subsequent year’s Total Revenue.

iii.	Clause 1.6(b) Calculation of Top Up Consideration. Within seven (7) days after filing its Tax Return for the years 2022, 2023 and 2024, The Buyer and Seller will review the Total Revenue for the respective years. If the amount of UAV’s Total Revenue in 2022, 2023 and 2024 is an increase over $9,000,000 or the subsequent year’s Total Revenue, then Purchaser shall pay, or cause to be paid, to Seller additional cash (Top Up Consideration) in an amount equal to: (a) The 2022, 2023 or 2024 Total Revenue less the higher of either $9,000,000 or the previous year’s Total Revenue, (b) multiplied by two, (collectively over the three year period, the ‘Bonus Amount ́). For example, in the event that over the three years the Total Revenue increases from $9,000,000 to $18,000,000, representing an increase of $9,000,000, the Bonus Amount will be $18,000,000.

iv.	Clause 1.6(d) Payment of Top Up Consideration. Within ninety (90) days after the filing of UAV’s 2022, 2023 and 2024 Tax Returns, Purchaser shall issue a cash payment representing the Top Up Consideration based on the calculation in Clause 1.6(b).

v.	Clause 1.6(c) Early Payment. The parties agree to release the Buyer from the obligations of Clause 1.6 in the event that the Buyer pays a total Bonus Amount of $17,000,000 early or by Dec 31st 2023 at the latest.

vi.	Withholding. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such Taxes as are required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax Legal Requirements. Other than from any amounts which are treated as compensation or deductions or withholdings made pursuant to Section 1445 of the Code if Seller does not provide an IRS Form W-9, the Purchaser shall be required to notify Seller within five days prior to the Closing Date of any obligation it or any other withholding agent has to withhold taxes under this Agreement and the Purchaser shall cooperate with the Seller to reduce any such withholding tax obligations. To the extent such amounts are so deducted or withheldand properly remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

d.	Exhibit A is amended by:

i.     Replacing the definition of “Adjusted Transaction Consideration Amount” in its entirety with the following:

“Adjusted Transaction Consideration Amount” means the Transaction Amount.

ii.     Replacing the definition of “Transaction Amount” in its entirety with the following:

“Transaction Amount “means $7,000,000 in cash consisting of $500,000.00 for the Escrow Deposit released to Seller plus $6,500,000.00 for the part-payment released to Seller, and 1,000,000 shares released to Vstock under the Seller’s name, to be released to the seller as per the terms of the underwriter’s lock up agreement, and as may be adjusted as set forth in the Closing Consideration Spreadsheet.

iii.     Replacing the definition of “Closing Cash Consideration” in its entirety with the following:

“Closing Cash Consideration” means the balance payment required such that the Closing Cash Consideration together with all payments made by the Purchaser to the Seller from the Escrow Deposit and part-payments amounts to a total of Seven Million and No 100/00 U.S. Dollars ($7,000,000.00) in cash.

4.           This Amendment will become effective as of the date first written above (the “Effective Date”). Except as set specifically forth herein, all other terms and conditions of the Stock Purchase Agreement remain in full force and effect; provided, however, that all terms and conditions of the Stock Purchase Agreement that are reasonably intended to be modified by this Amendment shall be construed in accordance with the intent of this Amendment. On and after the Effective Date, each reference in the Stock Purchase Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Stock Purchase Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Stock Purchase Agreement will mean and be a reference to the Stock Purchase Agreement as amended by this Amendment.

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The parties hereby have caused this Amendment to be executed and delivered as of the Effective Date.

By:	/s/ Sandra Johnson
Sandra Johnson

By:	/s/ Marco Johnson
Marco Johnson

University of Antelope Valley, Inc., a California corporation

By:	/s/ Marco Johnson
Name: Marco Johnson
Title: President and Chief Executive Officer

University of Antelope Valley, LLC a California limited liability company

By:	/s/ Marco Johnson
Name: Marco Johnson
Title: President and Chief Executive Officer

Genius Group Limited, a Singapore corporation

By:	/s/ Roger Hamilton
Name: Roger Hamilton
Title: Founder and Director